Exhibit 99.01

Planet Payment Announces Fourth Quarter and Year Ended 2016 Results

LONG BEACH, N.Y., March 8, 2017  — Planet Payment, Inc. (NASDAQ:PLPM), a provider of international payment and transaction processing and multi-currency processing services,  today announced its results for the fourth quarter and year ended December 31, 2016.

Financial Highlights for the Fourth Quarter Ended December 31, 2016

•	Total revenue for the quarter was $13.9 million, compared to $15.4 million for 2015.
•

Net income for the quarter was $19.8 million, compared to $6.7 million for 2015.  Included in net income for Q4 2016 and Q4 2015 is a benefit to our income tax provision of $16.5 million and $4.8 million, respectively, due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect net income for Q4 2016 and Q4

2015 would have been  $3.3 million and $1.9 million, respectively.

•

Diluted net income per share for the quarter was $0.36, compared to $0.11 for 2015.  Included in diluted net income per share for Q4 2016 and Q4 2015 is a benefit to our income tax provision of $0.30 per share and $0.08 per share, respectively, due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect diluted net income per share for Q4 2016 and Q4 2015 would have been $ 0.06 and $0.03, respectively.

•	Adjusted EBITDA for the quarter increased 22% to $4.8 million, compared to $3.9 million for 2015.

Financial Highlights for the Year Ended December 31, 2016

•	Total revenue for the year was $54.3 million, compared to $52.8 million for 2015.
•

Net income for the year was $25.1 million compared to $10.4 million for 2015.  Included in net income for 2016 and 2015 is a benefit to our income tax provision of $16.5 million and $4.8 million, respectively, due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect, net income for 2016 and 2015 would have been $8.6 million and $5.6 million, respectively.

•

Diluted net income per share for the year was $0.44, compared to $0.17 for 2015.  Included in diluted net income per share for 2016 and 2015 is a benefit to our income tax provision of $0.29 per share and $0.08 per share, respectively, due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect diluted net income per share for 2016 and 2015 would have been $0.15 and $0.09, respectively.

•	Adjusted EBITDA for the year grew 26% to $14.6 million, compared to $11.6 million for 2015.

Refer to Table 1 for reconciliation of net income to Adjusted EBITDA (a non-GAAP measure).

Operational Highlights

•	Launched UnionPay Card Acceptance with United Airlines
•	Partnership with UATP to support UnionPay Card Acceptance for UATP’s network of airlines and travel agents
•	Launched Pay in Your Currency® and completed development of Multi-Currency Pricing with Moneris Solutions Corporation in Canada
•	Entered into the Colombian market by launching Pay in Your Currency® with Redeban Multicolor
•	Expanded into a new market with launch of Pay in Your Currency® with Ahli United Bank and Network International in Bahrain
•	Commenced commercial roll out of Pay in Your Currency® with HDFC Bank in India
•	Launched DCC at ATMs with CIMB Bank in Malaysia
•	Announced agreement with WorldPay to launch DCC at ATMs in the US
•	Signed contract extensions with Mashreq in United Arab Emirates and Bank of Communications in China

Outlook for Fiscal Year 2017

•	Net revenue for the year is estimated to be in the range of $60.1 million and $61.5 million.
•

Net income for the year is estimated to be in the range of  $11.8 million and $12.8 million.  The guidance for net income assumes an effective tax rate of approximately 10.0% and does not assume a further reduction in our tax valuation allowance.

•	Adjusted EBITDA for the year is estimated to be in the range of $17.0 million and $18.0 million (see Table 3 for reconciliation of prospective net income to Adjusted EBITDA).
•	Fully diluted earnings per share are estimated to be in the range of $0.21 and $0.22 based on 52.0 million fully-diluted common shares outstanding.

“I am pleased with our performance in 2016, and our prospects for 2017,” said Carl Williams, Chairman and Chief Executive Officer of Planet Payment.  “With strengthening global travel trends, multiple business wins, improving EBITDA and gross profit, I feel strongly that our progress will continue in 2017 and beyond.”

Results of 2016 Stock Repurchase Program and Tender Offer

For the year ended December 31, 2016, the total amount of common stock repurchased under the program and the tender offer was 6.8 million shares for an aggregate price of $23.8 million.

Conference Call

The Company will host a conference call to discuss Fourth Quarter and Year-End 2016 financial results today at 5:00 pm New York time.  Carl J. Williams, Chairman and Chief Executive Officer, Robert Cox, President and Chief Operating Officer, and Raymond D’Aponte, Chief Financial Officer, will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 407-3982, or for international callers (201) 493-6780.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering the conference ID 1365463.  The replay will be available until our next earnings call on our website or via telephone until March 16, 2017.

Additional analysis of the Company’s performance can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Annual Report on Form 10-K for the Fiscal Year ended December 31, 2016 to be filed at www.sec.gov and posted on the Company’s investor relations website.

About Planet Payment

Planet Payment is a provider of international payment and transaction processing and multi-currency processing services.    The Company provides its services to approximately 189,000 active merchant locations in 22 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, net revenue, net income, Adjusted EBITDA, diluted earnings per share, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others. Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Annual Report Form 10-K for the Fiscal Year ended December 31, 2016 to be filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Enquiries:

Planet Payment, Inc. Raymond D’Aponte (CFO)	Tel: + 1 516 670 3200 www.planetpayment.com

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income adjusted to exclude: (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income to Adjusted EBITDA

For the three months and year ended December 31, 2016 and 2015

	Three Months Ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
ADJUSTED EBITDA:
Net income	$19,803,561	$6,669,523	$25,072,002	$10,362,448
Interest expense	87,507	18,760	273,873	57,575
Interest income	(513)	(396)	(1,763)	(1,579)
Benefit for income taxes (1)	(16,105,607)	(4,278,766)	(15,429,656)	(3,970,360)
Depreciation and amortization	573,600	924,770	2,399,392	3,099,990
Stock-based compensation expense	322,046	613,415	1,820,404	1,774,232
Restructuring charges	149,752	—	504,141	283,726
Adjusted EBITDA (non-GAAP)	$4,830,346	$3,947,306	$14,638,393	$11,606,032

(1)

For the three months and years ended December 31, 2016 and 2015, our benefit for income taxes includes a tax benefit of $16.5 million and $4.8 million, respectively, which primarily related to a reversal of our tax valuation allowance.

Table 2.  Explanation of Key Metrics

	Three Months Ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015

KEY METRICS:
Total active merchant locations (at period end)(1)	189,139	118,019	189,139	118,019
Total settled transactions processed(2)	47,018,256	64,545,273	191,562,026	227,477,823
Total settled dollar volume processed(3)	$2,151,165,506	$2,202,741,628	$8,182,526,775	$8,263,216,174
Adjusted EBITDA (non-GAAP)(4)	$4,830,346	$3,947,306	$14,638,393	$11,606,032
Capitalized expenditures	$813,408	$310,132	$2,083,100	$1,396,998
Multi-currency processing services key metrics:
Active merchant locations (at period end)(1)	119,538	44,748	119,538	44,748
Settled transactions processed(5)	5,131,212	4,231,207	17,476,173	14,854,066
Settled dollar volume processed(6)	$814,948,374	$869,971,939	$2,855,777,021	$2,856,768,185
Average net mark-up percentage on settled dollar volume processed(7)	1.14%	1.14%	1.19%	1.15%
Payment processing services key metrics:
Active merchant locations (at period end)(1)	71,092	74,997	71,092	74,997
Payment processing services revenue(8)	$4,608,630	$5,452,890	$20,249,444	$19,351,649
Settled transactions processed(9)	42,307,947	60,460,335	175,059,209	213,093,249
Settled dollar volume processed(10)	$1,400,040,412	$1,364,131,250	$5,489,967,884	$5,472,138,032

(1)

We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date.  The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of December 31, 2016 and 2015, there were 1,491 and 1,726 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.

(2)	Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups).
(3)	Represents total settled dollar volume processed through both our multi-currency and payment processing services.
(4)

We define Adjusted EBITDA as GAAP net income adjusted to exclude (1) interest expense, (2) interest income, (3) (benefit) provision for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “—Adjusted EBITDA” in the 10-K filing for more information and for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(5)	Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).
(6)	Represents the total settled dollar volume processed using our multi-currency processing services.
(7)

Represents the average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking total multi-currency processing services net revenue ($34.0 million and $32.8 million for the years ended December 31, 2016 and 2015, respectively) and dividing by settled dollar volume processed (see footnote 6 above).  For purposes of calculating “Average net mark-up percentage on settled dollar volume processed,” multi-currency processing services revenue includes revenue related to multi-currency transactions only.

(8)	Represents revenue earned and reported on payment processing services.
(9)	Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups).
(10)	Represents the total settled dollar volume processed using our payment processing services.

Table 3. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2017

	Range
	Millions
ADJUSTED EBITDA:	Low	High
Net income	$11.8	$12.8
Interest expense, net	0.3	0.3
Provision for income taxes	1.3	1.3
Depreciation and amortization	2.2	2.2
Stock-based compensation expense	1.4	1.4
Adjusted EBITDA (non-GAAP)	$17.0	$18.0

Planet Payment, Inc.

Condensed Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2016	2015

Current assets:
Cash and cash equivalents	$13,305,816	$14,675,515
Restricted cash	4,981,472	5,050,147
Accounts receivable, net of allowances of $0.1 million as of December 31, 2016 and December 31, 2015	6,060,533	6,406,496
Prepaid expenses and other assets	1,940,544	1,800,566
Total current assets	26,288,365	27,932,724
Other assets:
Restricted cash	550,402	551,917
Property and equipment, net	1,674,410	1,811,619
Software development costs, net	4,197,142	3,964,454
Intangible assets, net	827,474	1,378,264
Goodwill	276,786	286,852
Deferred tax asset	22,673,206	6,206,313
Other long-term assets	2,095,817	2,374,769
Total other assets	32,295,237	16,574,188
Total assets	$58,583,602	$44,506,912
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$830,479	$306,520
Accrued expenses	5,353,735	6,438,600
Due to merchants	5,199,390	5,240,427
Current portion of capital leases	166,966	290,911
Total current liabilities	11,550,570	12,276,458
Long-term liabilities:
Long-term debt	9,916,000	—
Other long-term liabilities	854,991	1,666,938
Total long-term liabilities	10,770,991	1,666,938
Total liabilities	22,321,561	13,943,396
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock—10,000,000 shares authorized as of December 31, 2016 and December 31, 2015, $0.01 par value: Series A—1,535,398 issued and outstanding as of December 31, 2016 and 2,243,750 issued and outstanding as of December 31, 2015; $6,141,592 and $8,975,000 aggregate liquidation preference as of December 31, 2016 and December 31, 2015, respectively	15,354	22,438
Common stock—250,000,000 shares authorized as of December 31, 2016 and December 31, 2015, $0.01 par value, and 59,666,333 issued and 49,290,979 shares outstanding as of December 31, 2016, and 56,191,389 issued and 52,585,503 shares outstanding as of December 31, 2015	596,663	561,914
Treasury stock, at cost, 10,375,354 shares and 3,605,886 shares as of December 31, 2016 and December 31, 2015, respectively	(31,726,486)	(7,883,012)
Additional paid-in capital	111,327,321	106,741,026
Accumulated other comprehensive loss	(654,408)	(510,445)
Accumulated deficit	(43,296,403)	(68,368,405)
Total stockholders’ equity	36,262,041	30,563,516
Total liabilities and stockholders’ equity	$58,583,602	$44,506,912

Planet Payment, Inc.

Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue:
Net revenue	$13,928,279	$15,380,546	$54,337,407	$52,815,088
Operating expenses:
Cost of revenue:
Payment processing service fees	2,242,804	3,032,481	10,450,006	10,903,660
Processing and service costs	2,798,472	4,460,974	12,701,351	14,860,804
Total cost of revenue	5,041,276	7,493,455	23,151,357	25,764,464
Selling, general and administrative expenses	4,952,303	5,567,464	20,860,469	20,408,308
Restructuring charges	149,752	—	504,141	283,726
Total operating expenses	10,143,331	13,060,919	44,515,967	46,456,498
Income from operations	3,784,948	2,319,627	9,821,440	6,358,590
Other income (expense):
Interest expense	(87,507)	(18,760)	(273,873)	(57,575)
Interest income	513	396	1,763	1,579
Other income	—	89,494	93,016	89,494
Total other income (expense), net	(86,994)	71,130	(179,094)	33,498
Income from operations before benefit for income taxes	3,697,954	2,390,757	9,642,346	6,392,088
Benefit for income taxes	16,105,607	4,278,766	15,429,656	3,970,360
Net income	$19,803,561	$6,669,523	$25,072,002	$10,362,448
Basic net income per share applicable to common stockholders	$0.37	$0.11	$0.46	$0.17
Diluted net income per share applicable to common stockholders	$0.36	$0.11	$0.44	$0.17
Weighted average common stock outstanding (basic)	48,421,891	51,833,492	49,472,512	52,545,934
Weighted average common stock outstanding (diluted)	50,370,663	52,953,205	51,560,798	53,271,248

Planet Payment, Inc.

Condensed Consolidated Statements of Cash Flows

	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$25,072,002	$10,362,448
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1,820,404	1,811,156
Depreciation and amortization expense	2,657,255	3,099,990
Provision for doubtful accounts	62,681	8,388
Deferred tax benefit	(16,466,893)	(5,478,818)
Loss on disposal of property and equipment	500	—
Changes in operating assets and liabilities:
Decrease (increase) in settlement assets	91,162	(957,909)
Decrease (increase) in accounts receivables, prepaid expenses and other current assets	330,610	346,422
Decrease (increase) in other long-term assets	529,213	911,138
(Decrease) increase in accounts payable and accrued expenses	(2,678,860)	1,292,718
(Decrease) increase in due to merchants	(63,524)	963,550
Other	(130,611)	(172,661)
Net cash provided by operating activities	11,223,939	12,186,422
Cash flows from investing activities:
Increase in restricted cash	(20,972)	(44,501)
Increase (decrease) in merchant reserves	22,487	(75,322)
Purchase of property and equipment	(437,308)	(183,090)
Capitalized software development	(1,294,129)	(1,102,765)
Purchase of intangible assets	(16,300)	(20,979)
Net cash used for investing activities	(1,746,222)	(1,426,657)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,420,957	1,657,591
Principal payments on capital lease obligations	(340,899)	(519,223)
Borrowings under credit facility	13,916,000	—
Repayments under credit facility	(4,000,000)	—
Purchase of treasury stock	(23,843,474)	(7,060,409)
Net cash used for financing activities	(10,847,416)	(5,922,041)
Effect of exchange rate changes on cash and cash equivalents(*)	—	—
Net (decrease) increase in cash and cash equivalents	(1,369,699)	4,837,724
Cash and cash equivalents at beginning of period	14,675,515	9,837,791
Cash and cash equivalents at end of period	$13,305,816	$14,675,515
Supplemental disclosure:
Cash paid for:
Interest	$247,138	$33,499
Income taxes	1,027,864	765,380
Non-cash investing and financing activities:
Common stock issued for preferred stock conversion	21,629	—
Common stock issued for stock options exercised	152	184
Assets acquired under capital leases	122,630	156,129
Accrued capitalized hardware, software and fixed assets	307,660	57,163
Capitalized stock-based compensation	27,703	33,001

(*)For the years ended December 31, 2016 and 2015, the effect of exchange rate changes on cash and cash equivalents was immaterial.